Exhibit 99.1

HOLD FOR RELEASE
PRESS RELEASE
August 22, 2008

ANGIOTECH ANNOUNCES EXTENSION OF THE EXPIRATION DATE OF

ITS TENDER OFFER FOR SENIOR FLOATING RATE NOTES DUE 2013 AND

7.75% SENIOR SUBORDINATED NOTES DUE 2014

VANCOUVER, BC, August 22, 2008 – Angiotech Pharmaceuticals, Inc. (“Angiotech”) (NASDAQ: ANPI, TSX: ANP), a global specialty pharmaceutical and medical device company, today announced that in connection with the previously announced tender offer (the “Tender Offer”) for its outstanding Senior Floating Rate Notes Due 2013 (CUSIP No. 034918AF9) (the “First Priority Notes”), and its outstanding 7.75% Senior Subordinated Notes Due 2014 (CUSIP No. 034918AC6) (the “Second Priority Notes” and collectively with the First Priority Notes, the “Notes”), that it has extended the date on which the tender offer will expire (the “Expiration Date”) from 12:00 midnight, New York City time, on August 22, 2008, to 12:00 midnight, New York City time, on September 12, 2008. The Expiration Date is dependent on the date of the Angiotech shareholders meeting that will be called to approve the investment in Angiotech Pharmaceutical Interventions, a newly formed subsidiary of Angiotech, by Ares Management LLP and New Leaf Venture Partners (the “API Investment”), because the proceeds of the API Investment are needed to fund the tender offer. The date of the shareholders meeting has not yet been determined and the Expiration Date remains subject to extension by Angiotech in its sole discretion.

The Tender Offer is being made pursuant to the terms and conditions set forth in the Offer to Purchase, dated July 7, 2008, and the accompanying “Letter of Transmittal,” which were previously sent to holders of Notes. Further details about the terms and conditions of the tender offer are set forth therein.

Angiotech has retained Goldman, Sachs & Co. to act as the exclusive dealer manager for the tender offer. Global Bondholder Services Corporation is the Information Agent for the tender offer. Questions regarding the transaction should be directed to Goldman, Sachs & Co. at (877) 686-5059 (toll-free) or (212) 357-0775 (collect). Requests for documentation should be directed to Global Bondholder Services Corporation at (866) 387-1500 (toll-free) or (212) 430-3774 (collect).

Cautionary Statement Regarding Forward-Looking Statements

Statements contained in this press release that are not based on historical fact, including without limitation statements containing the words “believes,” “may,” “plans,” “will,” “estimate,” “continue,” “anticipates,” “intends,” “expects” and similar expressions, constitute “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 and “forward-looking information” within the meaning of applicable Canadian securities laws. All such statements are made pursuant to the “safe harbor” provisions of applicable securities legislation. Forward-looking statements may involve, but are not limited to, comments with respect to our objectives and priorities for the second half of 2008 and beyond, our strategies or future actions, our targets, expectations for our financial condition and the results of, or outlook for, our operations, research development and product and drug development. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, events or developments to be materially different from any future results, events or developments expressed or implied by such forward-looking statements. Many such risks, uncertainties and other factors are taken into account as part of our assumptions underlying these forward-looking statements and include, among others, the following: general economic and business conditions, both nationally and in the regions in which we operate; market demand; technological changes that could impact our existing products or our ability to develop and commercialize future products; competition; existing governmental regulations and changes in, or the failure to comply with, governmental regulations; adverse results or unexpected delays in pre-clinical and clinical product development processes; adverse findings related to the safety and/or efficacy of our products or products sold by our partners; decisions, and the timing of decisions, made by health regulatory agencies regarding approval of our technology and products; and the requirement for substantial funding to conduct research and development and to expand manufacturing and commercialization activities or consummate acquisitions. In addition, our business is subject to certain operating risks that may cause any results expressed or implied by the forward-looking statements in this press release to differ materially from our actual results. These operating risks include: our ability to attract and retain qualified personnel; our ability to successfully complete pre-clinical and clinical development of our products; changes in business strategy or development plans; our failure to obtain patent protection for discoveries; loss of patent protection resulting from third party challenges to our patents; commercialization limitations imposed by patents owned or controlled by third parties; our ability to obtain rights to technology from licensors; liability for patent claims and other claims asserted against us; our ability to obtain and enforce timely patent and other intellectual property protection for our technology and products; the ability to enter into, and to maintain, corporate alliances relating to the development and commercialization of our technology and products; market acceptance of our technology and products; our ability to successfully manufacture, market and sell our products; the continued availability of capital to finance our activities; and any other factors referenced in our other filings with the Securities and Exchange Commission (the “SEC”). Given these uncertainties, assumptions and risk factors, readers are cautioned not to place undue reliance on such forward-looking statements. Except as required by law, we disclaim any obligation to update any such factors or to publicly announce the result of any revisions to any of the forward-looking statements contained in this press release to reflect future results, events or developments.

Additional Information and Where to Find It

In connection with the proposed establishment of separate royalty and operating businesses and the proposed API Investment, Angiotech filed a preliminary proxy statement with the SEC. The preliminary proxy statement is not yet final and will be amended. Noteholders and shareholders are urged to read the final proxy statement (and all amendments and supplements to it) and other materials that Angiotech may file with the SEC when they become available in their entirety, because they contain important information about the proposed transaction. The final proxy statement will be mailed to Angiotech’s shareholders. Noteholders and shareholders will be able to obtain free copies of the final proxy statement, as well as

Angiotech’s other filings, without charge, at the SEC’s website (www.sec.gov) when they become available. Copies of the filings may also be obtained without charge from Angiotech by directing a request to: Angiotech Pharmaceuticals, Inc., 1618 Station Street, Vancouver, British Columbia, Canada V6A 1B6, Attention: Investor Relations (Tel: (604) 221-7676).

Participants in Solicitation

Angiotech and its directors, executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from the holders of Angiotech common shares in respect of the proposed API Investment. Information about the directors and executive officers is set forth in Angiotech’s Annual Report on Form 40-F for the most recently ended fiscal year, which was filed with the SEC on March 31, 2008, and Angiotech’s proxy statement for its 2008 annual and special general meeting of shareholders, filed with the SEC on July 22, 2008. Additional information regarding the interests of such potential participants will be included in the final proxy statement and the other relevant documents filed with the SEC when they become available.

About Angiotech

Angiotech Pharmaceuticals, Inc. is a global specialty pharmaceutical and medical device company with over 1,500 dedicated employees. Angiotech discovers, develops and markets innovative treatment solutions for diseases or complications associated with medical device implants, surgical interventions and acute injury. To find out more about Angiotech (NASDAQ: ANPI, TSX: ANP), please visit our website at www.angiotech.com.

CONTACT:

Sage Baker, Investor Relations and Corporate Communications

Angiotech Pharmaceuticals, Inc.

(604) 221-6933

sbaker@angio.com

Steve Frankel

Joele Frank, Wilkinson Brimmer Katcher

Office (212) 355-4449 x 119

Cell (917) 952-0676

sfrankel@joelefrank.com

www.joelefrank.com